Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Jim Ryan
(973) 541-3766

Curtiss-Wright Names Thomas p. Quinly Chief Operating Officer

PARSIPPANY, N.J. – October 31, 2013 – Curtiss-Wright Corporation (NYSE: CW) today announced the promotion of Thomas P. Quinly to the position of Chief Operating Officer, effective immediately. He is succeeding David C. Adams who was recently promoted to the position of President and Chief Executive Officer of Curtiss-Wright Corporation.

Mr. Quinly has more than 30 years of experience across the defense, aerospace and commercial industries. Since joining Curtiss-Wright, Mr. Quinly has managed an extensive product portfolio within the core markets of defense, commercial aerospace and general industrial and has solidified market leadership positions in the embedded computing, position sensing, actuation and controls markets. Most recently, he led Curtiss-Wright’s Controls segment, successfully achieving strong organic growth, consistently expanding operating margins and enhancing the global product portfolio with 16 acquisitions.

“I am pleased to announce the well-deserved promotion of Tom Quinly as Curtiss-Wright’s next Chief Operating Officer,” said David C. Adams, President and CEO of Curtiss-Wright Corporation. “Tom possesses a unique combination of senior management experience, leadership ability and technical expertise that have enabled him to consistently lead his team in delivering strong operating results for Curtiss-Wright. I am confident his knowledge, resourcefulness and energy will help bring Curtiss-Wright to new levels of excellence in margin expansion and operational excellence.”

Mr. Quinly will report directly to Mr. Adams. Reporting to Mr. Quinly will be the VP/General Managers of the operating segments.

For the five years prior to his new position, Mr. Quinly has been President of the Controls’ segment of Curtiss-Wright Corporation with overall responsibility for the segments’ strategic goals, technology development, global operations and financial performance. During his tenure, annual segment sales grew to $875 million (based on current fiscal year 2013 guidance) from $597 million.

Curtiss-Wright Corporation

10 Waterview Boulevard, Parsippany, NJ 07054

(973) 541-3700 • FAX (973) 541-3699

www.curtisswright.com

Curtiss-Wright Corporation • Page 2

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Mr. Quinly joined Curtiss-Wright in March 2004 with its acquisition of Dy4 where he held the position of President.   Shortly after the acquisition, Tom assumed the position of President, Embedded Computing group within the Controls segment.  In this position, he was responsible for integrating the embedded computing business units under a cohesive brand in the defense market. Previously, he held various operating and leadership positions with leading defense electronics companies, including Lockheed-Martin, Allied Signal Aerospace and Advanced Technology Laboratories.

Mr. Quinly holds a Bachelor of Science Degree from Utah State University and a Masters Degree in Business Administration from St. Edwards University. He completed the Harvard Business School’s General Managers Program in 2001.

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE:CW) is an innovative engineering company that provides highly engineered, critical function products, systems and services in the areas of flow control, motion control and surface treatment technologies to the defense, energy and commercial/ industrial markets. The legacy company of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of design and manufacturing innovation and prides itself on long-standing customer relationships. The company employs approximately 10,000 people worldwide. For more information, visit www.curtisswright.com.

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